Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FORESCOUT TECHNOLOGIES, INC.

a Delaware Corporation
(Originally Incorporated on April 14, 2000)
The following Amended and Restated Certificate of Incorporation restates and integrates and also amends the Amended and Restated Certificate of Incorporation, as heretofore in effect, of Forescout Technologies, Inc., as set forth herein. In accordance with Section 245 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), this Amended and Restated Certificate of Incorporation was proposed by the Board of Directors of Forescout Technologies, Inc. and adopted by the stockholders of Forescout Technologies, Inc. in the manner and by the vote described by Section 242 and Section 228 of the Delaware General Corporation Law.
Article 1.    NAME
The name of this corporation is Forescout Technologies, Inc. (the “Corporation”).
Article 2.    REGISTERED OFFICE AND AGENT
The address of the Corporation’s registered office in the State of Delaware is 3500 South DuPont Highway in the City of Dover, County of Kent, 19901. The name of the corporation’s registered agent at such address is Incorporating Services, Ltd.
Article 3.    PURPOSE AND POWERS
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law. The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.
Article 4.    CAPITAL STOCK
4.1    Authorized Shares
Upon the effectiveness of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, each two (2) outstanding shares of Common Stock (as defined below) and each two (2) outstanding shares of Preferred Stock (as defined below)

will be exchanged and combined, automatically and without further action by the holders of the shares of Common Stock and Preferred Stock affected thereby, into one (1) share of Common Stock and one (1) share of the same series of Preferred Stock, respectively (the “Reverse Stock Split”). The Reverse Stock Split shall be effected on a certificate-by-certificate basis and no fractional shares shall be issued upon the exchange and combination. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay an amount of cash equal to the product of (i) the fractional share to which the holder would otherwise be entitled and (ii) the then fair value of such share as determined in good faith by the Board of Directors of the Corporation (the “Board of Directors”). All rights, powers, preferences and privileges of the Common Stock and the Preferred Stock have been adjusted to reflect the Reverse Stock Split (that is, all numeric references and other provisions included in this Amended and Restated Certificate of Incorporation have already given effect to, and no further adjustment shall be made on account of, the Reverse Stock Split). The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation, after giving effect to the Reverse Stock Split.
The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 68,761,847, 50,000,000 of such shares shall be Common Stock having a par value of $0.001 per share (“Common Stock”), and 18,761,847 of such shares shall be Preferred Stock, having a par value of $0.001 per share, of which 14,742 shares are hereby designated Series A Preferred Stock (“Series A Preferred”), 63,339 shares are hereby designated Series B Preferred Stock (“Series B Preferred”), 47,137 shares are hereby designated Series C Preferred Stock (“Series C Preferred”), 6,908,225 shares are hereby designated Series D Preferred Stock (“Series D Preferred”), 629,555 shares are hereby designated Series D-1 Preferred Stock (“Series D-1 Preferred”), 3,627,391 shares are hereby designated Series E Preferred Stock (“Series E Preferred”), 626,195 shares are hereby designated Series E-1 Preferred Stock (“Series E-1 Preferred”), 257,756 shares are hereby designated Series E-2 Preferred Stock (“Series E-2 Preferred”), 3,242,963 shares are hereby designated Series F Preferred Stock (“Series F Preferred”) and 3,344,544 shares are hereby designated Series G Preferred Stock (“Series G Preferred”).
4.2    Common Stock
4.2.1.    Relative Rights
The Common Stock shall be subject to all of the rights, privileges, preferences and priorities allowed under Delaware law. Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.
4.2.2.    Dividends
Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders respectively are entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, subject to any such preference of any other class of stock but only when and as declared by the Board of Directors.
4.2.3.    Dissolution, Liquidation, Winding Up
In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.
4.2.4.    Voting Rights
Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights and except for any class meetings), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.
4.3    Preferred Stock
4.3.1.    Rights, Preferences and Restrictions of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series E-1 Preferred, Series E-2 Preferred, Series F Preferred and Series G Preferred.
The rights, preferences, privileges and restrictions granted to or imposed on the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series E-1 Preferred, Series E-2 Preferred, Series F Preferred and Series G Preferred (the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series E-1 Preferred, Series E-2 Preferred, Series F Preferred and the Series G Preferred together, the “Preferred Stock”) are as set forth below in Sections 4.3.2 through 4.3.7.
Except with respect to the liquidation preference as set forth in Section 4.3.2, the designations, preferences and rights of the Series D-1 Preferred shall be identical to those of the Series D Preferred. Without limiting the generality of the foregoing and subject to any explicit requirements of the Delaware General Corporation Law, any reference to a vote by the Series D Preferred shall mean a vote by the Series D Preferred and the Series D-1 Preferred, voting jointly as a single class. Accordingly and except with respect to the liquidation preference as set forth in Section 4.3.2, the Series D-1 Preferred shall be considered as the same class as the Series D Preferred, and in no event (other than as specifically required by the Delaware General Corporation Law) shall the Series D-1 Preferred confer upon the holders thereof the right to any separate class meeting or separate class votes (other than votes as a joint class of the Series D Preferred and Series D-1 Preferred). Any reference to the Series D Preferred (other than in Section 4.3.2 or if explicitly set forth herein) shall be deemed to include the Series D-1 Preferred. Similarly, the designations, preferences and rights of the Series E-1 Preferred and Series E-2 Preferred shall be identical to those of the Series E Preferred. Without limiting the generality of the foregoing and subject to any explicit requirements of the Delaware General Corporation Law, any reference to a vote by the Series E Preferred shall mean a vote by the Series E Preferred, the Series E-1 Preferred and the Series E-2 Preferred, voting jointly as a single class. Accordingly, the Series E-1 Preferred and Series E-2 Preferred shall be considered as the same class as the Series E Preferred, and in no event (other than as specifically required by the Delaware General Corporation Law) shall the Series E-1 Preferred or Series E-2 Preferred confer upon the holders thereof the right to any separate class meeting or separate class votes (other than votes as a joint class of the Series E Preferred, Series E-1 Preferred, Series E-2 Preferred).
4.3.2.    Liquidation Preference.
In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, including a Deemed Winding Up (as such term is defined herein), all of the assets and funds of the Corporation legally available for distribution to its stockholders (the “Liquidation Distributable Assets”) shall be distributed pursuant to the following order of preferences:
(a) First, the holders of the Series G Preferred shall be entitled to be paid out of the Liquidation Distributable Assets, prior and in preference to any Series F Preferred, Series E-2 Preferred, Series E-1 Preferred, Series E Preferred, Series D Preferred, Series D-1 Preferred, Series C Preferred, Series B Preferred, Series A Preferred and Common Stock, an amount per each share of the Series G Preferred held by them equal to the greater of (i) the Original Series G Issue Price, plus any declared but unpaid dividends on such share, and (ii) such amount per share as would have been payable had all shares of Series G Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Winding Up (the greater amount payable pursuant to this sentence to the holders of the Series G Preferred for all Series G Preferred held thereby shall be referred to as the “Series G Liquidation Amount”), provided, that for the avoidance of doubt, if the holders of the Series G Preferred receive consideration pursuant to clause (ii) of this sentence, then such holders are not entitled to and shall forgo any consideration pursuant to clause (i) hereof. If the Liquidation Distributable Assets shall be insufficient to pay the holders of the Series G Preferred the full Series G Liquidation Amount to which they shall be entitled, the holders of the Series G Preferred shall share ratably in any distribution of assets according to the amounts which would be payable pursuant to this Section 4.3.2(a) with respect to the Series G Preferred held by them upon such distribution as if all amounts payable on or with respect to said shares were paid in full.

(b) Second, after payment in full of the Series G Liquidation Amount required by Section 4.3.2(a) above, the holders of the Series F Preferred shall be entitled to be paid out of the remaining Liquidation Distributable Assets, if any, prior and in preference to any Series E-2

Preferred, Series E-1 Preferred, Series E Preferred, Series D Preferred, Series D-1 Preferred, Series C Preferred, Series B Preferred, Series A Preferred and Common Stock, an amount per each share of the Series F Preferred held by them equal to (i) the Original Series F Issue Price, plus (ii) any declared but unpaid dividends on such share (the aggregate amount payable pursuant to sub‑clauses (i) through (ii) of this sentence to the holders of the Series F Preferred for all Series F Preferred held thereby shall be referred to as the “Series F Liquidation Amount”). If the Liquidation Distributable Assets shall be insufficient to pay the holders of the Series F Preferred the full Series F Liquidation Amount to which they shall be entitled, the holders of the Series F Preferred shall share ratably in any distribution of assets according to the amounts which would be payable pursuant to this Section 4.3.2(b) with respect to the Series F Preferred held by them upon such distribution as if all amounts payable on or with respect to said shares were paid in full.

(c) Third, after payment in full of the Series G Liquidation Amount and the Series F Liquidation Amount required by Sections 4.3.2(a) and (b) above, the holders of the Series E-2 Preferred, Series E-1 Preferred, Series E Preferred and Series D Preferred shall be entitled to be paid out of the remaining Liquidation Distributable Assets (if any), prior and in preference to any Series D-1 Preferred, Series C Preferred, Series B Preferred, Series A Preferred and Common Stock, an amount per each share of the Series E-2 Preferred, Series E-1 Preferred, Series E Preferred and Series D Preferred held by them equal to (i) the product obtained by multiplying (x) the Liquidation Factor (as defined below), by (y) the Original Series E-2 Issue Price, or the Original Series E-1 Issue Price, or the Original Series E Issue Price, or the Original Series D Issue Price, as applicable, plus (ii) any declared but unpaid dividends on such share (the aggregate amount payable pursuant to sub‑clauses (i) through (ii) of this sentence is hereinafter referred to as the “Series E-2 Liquidation Amount,” “Series E-1 Liquidation Amount,” “Series E Liquidation Amount” and “Series D Liquidation Amount”, respectively). If the Liquidation Distributable Assets shall be insufficient to pay the holders of the Series E-2 Preferred, Series E-1 Preferred, Series E Preferred and Series D Preferred the full amount of the Series E-2 Liquidation Amount, Series E-1 Liquidation Amount, Series E Liquidation Amount and Series D Liquidation Amount to which they shall be entitled, the holders of the Series E-2 Preferred, Series E-1 Preferred, Series E Preferred and Series D Preferred shall share ratably in any distribution of assets according to the amounts which would be payable pursuant to this Section 4.3.2(c) with respect to the Series E-2 Preferred, Series E-1 Preferred, Series E Preferred and Series D Preferred held by them upon such distribution as if all amounts payable on or with respect to said shares were paid in full.

(d) Fourth, after payment in full of the Series G Liquidation Amount, the Series F Liquidation Amount, the Series E-2 Liquidation Amount, the Series E-1 Liquidation Amount Series, the E Liquidation Amount and the Series D Liquidation Amount required by Sections 4.3.2(a)-(c) above, the holders of the Series D-1 Preferred shall be entitled to be paid out of the remaining Liquidation Distributable Assets (if any), prior and in preference to any Series C Preferred, Series B Preferred, Series A Preferred and Common Stock, an amount per each share of the Series D-1 Preferred held by them equal to (i) the product obtained by multiplying (x) the Liquidation Factor, by (y) the Original Series D-1 Issue Price, plus (ii) any declared but unpaid dividends on such share (the aggregate amount payable pursuant to sub‑clauses (i) through (ii) of this sentence is hereinafter referred to as the “Series D-1 Liquidation Amount”). If the Liquidation Distributable Assets shall be insufficient to pay the holders of Series D-1 Preferred the full amount of the Series D-1 Liquidation

Amount to which they shall be entitled, the holders of Series D-1 Preferred shall share ratably in any distribution of assets according to the amounts which would be payable pursuant to this Section 4.3.2(d) with respect to the Series D-1 Preferred held by them upon such distribution as if all amounts payable on or with respect to said shares were paid in full.
(e) Fifth, after payment in full of the Series G Liquidation Amount, the Series F Liquidation Amount, the Series E-2 Liquidation Amount, the Series E-1 Liquidation Amount Series, the Series E Liquidation Amount, the Series D Liquidation Amount and the Series D-1 Liquidation Amount required by Sections 4.3.2(a)-(d) above, the holders of the Series C Preferred and Series B Preferred shall be entitled to be paid out of the remaining Liquidation Distributable Assets (if any), prior and in preference to any Series A Preferred and Common Stock, an amount per each share of the Series C Preferred and Series B Preferred held by them equal to (i) the product obtained by multiplying (x) the Liquidation Factor, by (y) the Original Series C Issue Price or the Original Series B Issue Price, as applicable, plus (ii) any declared but unpaid dividends on such share (the aggregate amount payable pursuant to sub‑clauses (i) through (ii) of this sentence is hereinafter referred to as the “Series C Liquidation Amount” and “Series B Liquidation Amount”, respectively). If the Liquidation Distributable Assets shall be insufficient to pay the holders of Series C Preferred and Series B Preferred the full amount of the Series C Liquidation Amount and Series B Liquidation Amount to which they shall be entitled, the holders of Series C Preferred and Series B Preferred shall share ratably in any distribution of assets according to the amounts which would be payable pursuant to this Section 4.3.2(e) with respect to the Series C Preferred and Series B Preferred held by them upon such distribution as if all amounts payable on or with respect to said shares were paid in full.
(f) Sixth, after payment in full of the Series G Liquidation Amount, the Series F Liquidation Amount, the Series E-2 Liquidation Amount, the Series E-1 Liquidation Amount Series, Series E Liquidation Amount, the Series D Liquidation Amount, the Series D-1 Liquidation Amount, the Series C Liquidation Amount and Series B Liquidation Amount required by Sections 4.3.2(a)-(e) above, the holders of Series A Preferred shall be entitled to be paid out of the remaining Liquidation Distributable Assets (if any), prior and in preference to any Common Stock, an amount per each share of Series A Preferred held by them equal to (i) the product obtained by multiplying (x) the Liquidation Factor, by (y) the Original Series A Issue Price, plus (ii) any declared but unpaid dividends (the aggregate amount payable pursuant to sub‑clauses (i) through (ii) of this sentence is hereinafter referred to as the “Series A Liquidation Amount” and, together with the Series G Liquidation Amount, the Series F Liquidation Amount, the Series E-2 Liquidation Amount, the Series E-1 Liquidation Amount Series, the Series E Liquidation Amount, the Series D Liquidation Amount, the Series D-1 Liquidation Amount, the Series C Liquidation Amount and the Series B Liquidation Amount, the “Preferential Liquidation Amount”). If the Liquidation Distributable Assets shall be insufficient to pay the holders of the Series A Preferred the full amount of the Series A Liquidation Amount to which they shall be entitled, the holders of the Series A Preferred shall share ratably in any distribution of assets according to the amounts which would be payable pursuant to this Section 4.3.2(f) with respect to the Series A Preferred Stock held by them upon such distribution as if all amounts payable on or with respect to said shares were paid in full.
(g) Seventh, after payment in full of the Preferential Liquidation Amount required by Sections 4.3.2(a)-(f), the remaining Liquidation Distributable Assets (if any) shall be distributed among the holders of the Series F Preferred, the Series E-2 Preferred, the Series E-1 Preferred, the

Series E Preferred, the Series D Preferred, the Series D-1 Preferred, the Series C Preferred, the Series B Preferred, the Series A Preferred and Common Stock pro rata (on an as-converted basis).
(h) Notwithstanding the aforesaid, in the event that a distribution to the holders of Series F Preferred under Sections 4.3.2(b) and 4.3.2(g) would result in an aggregate amount in respect of a Series F Preferred held by them which exceeds two and a half (2.5) times the Original Series F Issue Price (the “Threshold Amount”), then the distribution in respect of each such Series F Preferred Share shall be the greater of: (i) the Threshold Amount, or (ii) the amount that would have been paid in respect of such Series F Preferred had all the Series F Preferred been converted into shares of Common Stock immediately prior to such distribution.
(i) For purposes of this Section 4.3.2:
“Deemed Winding Up” shall mean each of the following events: a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (A) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the voting power of the surviving entity immediately after such consolidation, merger or reorganization, provided that that shares of the surviving or resulting corporation, or of the parent corporation of such surviving or resulting corporation, held by stockholders of the Corporation acquired by means other than the exchange or conversion of the shares of the Corporation in such consolidation, merger or reorganization shall not be used in determining if the shares of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted or exchanged for shares which represent, immediately following such merger or consolidation the aforesaid majority but shall be used for determining the total outstanding voting power of the surviving or resulting entity; (B) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation; (C) a sale, lease or other disposition of all or substantially all of the assets of the Corporation; or (D) the exclusive perpetual license of all or substantially all of the Corporation’s intellectual property used in generating all or substantially all of the Corporation’s revenue; provided, however, that a transaction shall not be deemed to by a liquidation, dissolution or winding up if its sole purpose is to change the state of the Corporation’s incorporation.
“Liquidation Factor”:
(A) In the event that the Liquidation Distributable Assets are:
(i) less than $300,000,000, the Liquidation Factor shall mean one (1);
(ii) at least $300,000,000 but less than $400,000,000, the Liquidation Factor shall mean the quotient obtained by the following fraction: the numerator of which equals $400,000,000 minus the Liquidation Distributable Assets and the denominator of which is $100,000,000 (provided that in no event shall the Liquidation Factor equal a negative number); and

(iii) at least $400,000,000, the Liquidation Factor shall mean zero.
(j) In any such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:
(i) Securities not subject to investment letter or other similar restrictions on free marketability shall be valued as follows: (1) If traded on a securities exchange or through the Nasdaq Global Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing; (2) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and (3) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(ii) Securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be valued in such a manner as to make an appropriate discount from the market value determined in good faith as above in 4.3.2 (j)(i) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(k) In the event that the requirements of Section 4.3.2 are not complied with, the Corporation shall forthwith either:

(i) if the Corporation is a party to the transaction, or the approval of the Board of Directors is required for the consummation of the transaction, cause the closing of the transaction to be postponed until such time as the requirements of this Section 4.3.2 have been complied with; or

(ii) if the Corporation is a party to the transaction, or the approval of the Board of Directors is required for the consummation of the transaction, cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 4.3.2(l) hereof.

This subsection 4.3.2(k) shall not derogate from the obligation of the stockholders of the Corporation to distribute any assets or cash received by such stockholders in a Deemed Winding Up herein, in accordance with the liquidation preferences set forth in this Section 4.3.2 as if such consideration was part of the Liquidation Distributable Assets. If any stockholder shall not distribute the assets or cash in accordance with the liquidation preferences, such stockholder shall, if it is a party to the transaction or the approval of such stockholder is required to consummate the transaction, unless otherwise approved by the appropriate vote of the stockholders under the Delaware General Corporation Law and under Section 4.3.6 of this Article 4, cause the transaction not to close and shall cancel the transaction.

(l) The Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction as described above not later than ten (10) days prior to the stockholder meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction whichever notice date is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction, the provisions of this Section 4.3.2, and the amounts anticipated to be distributed to holders of each outstanding series of Preferred Stock pursuant to this Section 4.3.2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

(m) In the event of a Deemed Winding Up pursuant to this Section 4.3.2, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the definitive agreement with respect to such transaction shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 4.3.2 (a) - (h) as if the Initial Consideration were the only consideration payable in connection with such Deemed Winding Up and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 4.3.2(a) -(h) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 4.3.2(m), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Winding Up shall be deemed to be Initial Consideration.

4.3.3.    Voting Rights
Except as expressly provided by law (and only in cases where such law does not enable the parties to agree otherwise), or by the provisions of this Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock and shall not vote as a separate class. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and, with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the by-laws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote or which otherwise is submitted to stockholders. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

4.3.4.    Conversion
The holders of Preferred Stock have conversion rights as follows (the “Conversion Rights”):
(a)    Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock. Each such share of Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for such series by the Conversion Price applicable to such share, determined as hereafter provide, in effect on the date the certificate is surrendered for conversion. The adjusted Conversion Price per share for shares of Series A Preferred shall be $2.1427, the adjusted Conversion Price per share for shares of Series B Preferred shall be $3.6784, the adjusted Conversion Price per share for shares of Series C Preferred shall be $3.9818, the initial Conversion Price for the Series D Preferred shall be $2.131, the initial Conversion price for the Series D-1 Preferred shall be $2.131, the initial Conversion Price for the Series E Preferred shall be $2.2336, the initial Conversion Price for the Series E-1 Preferred shall be $6.00, the initial Conversion Price for the Series E-2 Preferred shall be $7.50, the initial Conversion Price for the Series F Preferred shall be $9.2508, and the initial Conversion Price for the Series G Preferred shall be $23.734; provided, however, that the Conversion Price for the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series E-1 Preferred, Series E-2 Preferred, Series F Preferred and Series G Preferred shall be subject to adjustment as set forth in Section 4.3.4(d) below (the “Conversion Price”). The “Original Series A Issue Price” shall be an amount equal to $90.00 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to such shares after the filing date hereof), the “Original Series B Issue Price” shall be an amount equal to $194.00 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to such shares after the filing date hereof), the “Original Series C Issue Price” shall be an amount equal to $210.00 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to such shares after the filing date hereof), the “Original Series D Issue Price” shall be an amount equal to $2.131 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to such shares after the filing date hereof), the “Original Series D-1 Issue Price” shall be an amount equal to $2.131 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to such shares after the filing date hereof), the “Original Series E Issue Price” shall be an amount equal to $2.2336 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to such shares after the filing date hereof), the “Original Series E-1 Issue Price” shall be an amount equal to $6.00 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to such shares after the filing date hereof), the “Original Series E-2 Issue Price” shall be an amount equal to $7.50 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to such shares after the filing date hereof), for each such share then held by such stockholder, the “Original Series F Issue Price” shall be an amount equal to $9.2508 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to such shares after the filing date hereof) and the “Original Series G Issue Price” shall be an amount equal to $23.734 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to such shares after the filing date hereof), for each such share then held by such stockholder. Each of the Original Series A Issue Price, the Original Series B Issue Price, the Original Series C Issue Price, the Original Series D Issue Price, the Original Series D-1 Issue Price, the Original Series E Issue Price, the Original Series E-1 Issue Price, the Original Series E-2 Issue Price, the Original Series F Issue Price and the Original Series G Issue Price is also referred to herein as the “Original Issue Price” for such series.
(b)    Automatic Conversion.
(1)    Each share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series E-1 Preferred, Series E-2 Preferred and Series F Preferred (collectively, the “Junior Preferred”) shall automatically be converted into shares of Common Stock at the then effective Conversion Price for such share upon the earlier of (i) the closing of a public offering of Common Stock (“IPO”) in which (x) the aggregate net proceeds to the Corporation equal at least $50,000,000, and (y) the public offering price (before payment of any underwriters’ discounts and expenses relating to the issuance) is at least $20.00 per share (as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like) (a “Qualified IPO”), or (ii) with respect to the Series C Preferred, Series B Preferred and Series A Preferred, the date the holders of at least two-thirds of the then outstanding shares of Series C Preferred, Series B Preferred and Series A Preferred so specify in writing (voting together as a single class and on an as-converted basis), or (iii) with respect to the Series D Preferred, Series E Preferred, Series E-1 Preferred and Series E-2 Preferred, on the date the holders of at least sixty percent (60%) of the then outstanding shares of Series D Preferred, Series E Preferred, Series E-1 Preferred and Series E-2 Preferred so specify in writing (voting together as a single class and on an as-converted basis) and (iv) with respect to the Series F Preferred, the date the holders of a majority of the then outstanding shares of Series F Preferred so specify in writing. In the event of the automatic conversion of the Junior Preferred upon a Qualified IPO, the person(s) entitled to receive the Common Stock issuable upon such conversion of the Junior Preferred shall not be deemed to have converted such shares until immediately prior to the closing of such a Qualified IPO.
(2)    Each share of Series G Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price for such share upon the earlier of (i) the closing of an IPO in which (x) the aggregate net proceeds to the Corporation equal at least $50,000,000, and (y) the public offering price (before payment of any underwriters’ discounts and expenses relating to the issuance) is at least $29.66 per share (as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like) (the “Series G Qualified IPO”), or (ii) the date the holders of a majority of the then outstanding shares of Series G Preferred so specify in writing subject to Section 4.3.4(k). In the event of the automatic conversion of the Series G Preferred upon a Series G Qualified IPO, the person(s) entitled to receive the Common Stock issuable upon such conversion of Series G Preferred shall not be deemed to have converted such shares until immediately prior to the closing of such a Series G Qualified IPO.
(c)    Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock, and in lieu of any fractional share the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of

Common Stock as determined in good faith by the Board of Directors. If such holder's shares are certificated, before any holder of the Preferred Stock shall be entitled to convert Preferred Stock into full shares of Common Stock and to receive certificates therefor, the holder shall (i) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and (ii) shall give written notice to the Corporation or the Corporation's transfer agent at such office that the holder elects to convert the same. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. Provided, however, that in the event of an automatic conversion pursuant to Section 4.3.4(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss or damage incurred by it in connection with the loss of such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, or to his, her or its, nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion then in accordance with Section 4.3.4(b), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon conversion of Preferred Stock herein, the Corporation shall promptly (i) pay in cash equal such amount as specified above in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (ii) pay any declared and unpaid dividends on the shares of Preferred Stock being converted.
(d)    Adjustment of Conversion Price of the Preferred Stock. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:
(1)    Subdivisions, Consolidations, Dividends, Other Distributions.
(i)    Adjustment for Subdivision, Combination or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividends or otherwise, into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price of each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.
(ii)    Adjustments for Stock Dividends and Other Distributions. In the event the Corporation shall, at any time or from time to time after the date of this Amended and Restated Certificate of Incorporation, make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the applicable Conversion Price of each such series of Preferred Stock shall be decreased as of the time of such issuance, or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect immediately before such distribution or the close of business on such record date by a fraction:

•	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

•
the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price of such Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price of such Preferred Stock shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions.
(iii) Adjustments for Other Dividends and Distributions. In the event the Corporation shall, at any time or from time to time after the date of this Amended and Restated Certificate of Incorporation, make or issue, or fix a record date for the determination of holders of capital stock of the Corporation entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and Section 4.3.4 (d)(1)(ii) does not apply to such dividend or distribution, then and in each such event the holders of shares of Preferred Stock shall receive, simultaneously with the distribution to the holders of such capital stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities of the Corporation or other property that they would have received had their outstanding Preferred Stock been converted into Common Stock on the date of such event.
(iv) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 4.3.4 hereof, in case of any reorganization, recapitalization, reclassification, consolidation or merger of the Corporation (other than a reorganization, recapitalization, reclassification, consolidation or merger which is treated as a Deemed Winding Up) in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by 4.3.4(d)(1)(i), (ii) or (iii)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of such share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4.3.4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4.3.4 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.
(2)    Adjustments of Conversion Price for Diluting Issues. In addition to the adjustment of the Conversion Prices provided in Section 4.3.4(d)(1) above, the Conversion Price of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series E-1 Preferred, Series E-2 Preferred, Series F Preferred and Series G Preferred shall be subject to further adjustment from time to time as follows:
(i)    Special Definitions. For purposes of this Section 4.3.4(d)(2), the following definitions shall apply:
(1)    “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.
(2)    “Preferred Original Issue Date” shall mean the date upon which this Amended and Restated Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware.
(3)    “Convertible Securities” shall mean securities convertible into or exchangeable for Common Stock, but excluding Options.
(4)    “Additional Shares” shall mean all shares of Common Stock issued (or, pursuant to Section 4.3.4(d)(2)(iii) deemed to be issued) by the Corporation after the Preferred Original Issue Date other than (1) the following shares of Common Stock and (2) shares issued pursuant to the following Options and Convertible Securities (or, pursuant to Section 4.3.4(d)(2)(iii), deemed to be issued) (clauses (1) and (2), collectively, “Exempted Securities”):
(A)    upon conversion of shares of the Preferred Stock;
(B)    to officers, directors and

employees of, and consultants, independent contractors and providers of services to, the Corporation or its subsidiaries pursuant to stock option plans and arrangements approved by the Board of Directors and, for stock option plans and arrangements adopted following the Preferred Original Issue Date, by the holders of at least sixty percent (60%) of the Preferred Stock voting together as a single class and on an as converted basis;
(C)    as a dividend or other distribution of the Corporation’s assets to its stockholders or pursuant to clause (i), (ii) or (iii) of Section 4.3.4(d)(1) hereto;
(D)    (x) in an IPO before or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock, including any shares of Common Stock issued to the holders of Series G Preferred Stock pursuant to Section 4.3.4(k) or (y) upon exercise of warrants or rights granted to underwriters in connection with any such IPO;
(E)    upon the exercise of Options or Convertible Securities outstanding (as adjusted for any stock splits, stock dividends, recapitalizations or the like after the filing date hereof) issued by the Corporation prior to the Preferred Original Issue Date;
(F)    issued under the Series G Stock Purchase Agreement; or
(G)    by way of dividend or other distributions on securities referred to in clauses (A) through (F) above.
(ii)    No Adjustment of Conversion Prices. No adjustment in the Conversion Price of a particular share of Preferred Stock shall be made in respect of the issuance of Additional Shares unless the consideration per share for an Additional Share issued or deemed to be issued by the Corporation is less than, in case of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, the Conversion Price for the Series D Preferred in effect on the date of, and immediately prior to such issue, and in the case of Series E Preferred, Series E-1 Preferred, Series E-2 Preferred, Series F Preferred and Series G Preferred, the Conversion Price of such series of Preferred Stock in effect on the date of, and immediately prior to such issue.
(iii)    Deemed Issue of Additional Shares.
(1)    Options and Convertible Securities. Except as otherwise provided in Sections 4.3.4(d)(2)(i)(4)(A) - (G) and 4.3.4(d)(2)(ii), in the event the Corporation at any time or from time to time after the Preferred Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities), or shall fix a record date for the determination of any holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares issued as of the time of the issuance of such Options or Convertible Securities or, in case such a record date shall have been fixed, as of the close of business on such record date.
(2) Upon the expiration or termination of any unexercised Option or unconverted Convertible Security, the Conversion Price, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect the issuance of only the number of Additional Shares (and convertible or exchangeable Options or Convertible Securities that remain in effect) actually issued upon the exercise of such Options, upon the conversion or exchange of such Convertible Securities or upon the exercise of the Options related to such Convertible Securities.
(3) In the event the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the applicable Conversion Price pursuant to the terms of Section 4.3.4(d)(2), are revised either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had such revised terms been in effect upon the original date of the issuance of such Option or Convertible Security not exercised or converted prior to such change, but no further adjustment shall be made for the actual issuance of Additional Shares of Common Stock upon the exercise or conversion of any such Option or Convertible Security.
(4) No readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (I) the applicable Conversion Price immediately prior to the original adjustment date and (II) the applicable Conversion Price that would have resulted from any other issuance of Additional Shares (or deemed issuance pursuant to provisions herein) between the original adjustment date and such readjustment date had the original adjustment not have occurred.
(5) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the applicable Conversion Price pursuant to the terms of Section 4.3.4(d)(2) (either because the consideration per share (determined pursuant to Section 4.3.4(d)(2)(v)) of the Additional Shares subject thereto was equal to or greater than the applicable Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series A Original Issue Date), are revised after the Preferred Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares subject thereto (determined in the manner provided in Section 4.3.4(d)(2) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares.
In the event the Corporation shall issue Additional Shares (including Additional Shares deemed to be issued pursuant to Section 4.3.4(d)(2)(iii)) without consideration or for a consideration per share (such consideration per share, the “New Price”) less than
(1) the Conversion Price of the Series D Preferred in effect on the date of, and immediately prior to such issue, then and in such event, (A) the Conversion Price of the Series D Preferred shall be adjusted to a price (calculated to the nearest one-thousandth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock Outstanding immediately prior to such issuance plus the number of such Additional Shares, and (B) the Conversion Price of the Series A Preferred, Series B Preferred and Series C Preferred shall be adjusted to a price equal to the then effective Conversion Price for such series of Preferred Stock multiplied by a fraction, the numerator of which shall be the Conversion Price of the Series D Preferred immediately following the adjustment set forth in this subsection 4.3.4(d)(2)(iv)(1) and the denominator of which shall be the Conversion Price of the Series D Preferred immediately prior to the adjustment set forth in this subsection 4.3.4(d)(2)(iv)(1); or
(2) the Conversion Price applicable to the Series E Preferred, Series E-1 Preferred, Series E-2 Preferred, Series F Preferred or Series G Preferred in effect on the date of, and immediately prior to such issue, then and in such event the Conversion Price of such Series E Preferred, Series E-1 Preferred, Series E-2 Preferred, Series F Preferred or Series G Preferred, as applicable, shall be shall be adjusted to a price (calculated to the nearest one-thousandth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock Outstanding immediately prior to such issuance plus the number of such Additional Shares.

For purposes of this subsection 4.3.4(d)(2)(iv), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Common Stock issuable upon exercise of outstanding stock options and (4) Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants, other than the warrants issued to the holders of Series F Preferred under the Series F Preferred Stock Purchase Agreement. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

(v)    Determination of Consideration. For purposes of this Section 4.3.4(d)(2), the consideration received by the Corporation for the issue of any Additional Shares shall be computed as follows:
(1)    Cash and Property: Such consideration shall:
(A)    insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation prior to amounts paid or payable for accrued interest or accrued dividends and prior to any commissions or expenses paid by the Corporation;
(B)    insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and
(C)    in the event Additional Shares are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received for the Additional Shares, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.
(2)     Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares deemed to have been issued pursuant to Section 4.3.4(d)(2)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing
(x)    the total amount of cash and other property, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Option or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y)    the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
(e)    No Impairment. The Corporation will not, without the appropriate vote of the stockholders under the Delaware General Corporation Law or Section 4.3.6 of this Article 4, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4.3.4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.
(f)    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4.3.4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the adjusted Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock.
(g)    Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Deemed Winding Up (as described in Section 4.3.2(i)) or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to the record date specified therein (or such shorter period approved by the holders of a majority of the outstanding Preferred Stock) a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Deemed Winding Up, reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Deemed Winding Up, reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.
(h)    Notices. Any notice required by the provisions of Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.
(i)    Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.
(j)    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
(k)    Special IPO Adjustment of Series G Preferred Stock. If, in connection with a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of shares of the Corporation’s Common Stock, the public offering price is less than $29.66 per share (as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like after the date hereof) and the holders of a majority of the outstanding shares of Series G Preferred Stock have consented to automatically convert all of the outstanding shares of Series G Preferred Stock into Common Stock according to Section 4.3.4(b)(2), then effective upon the closing of such initial public offering, the holders of Series G Preferred Stock shall receive upon such conversion an aggregate number of additional shares of Common Stock equal to the number of shares obtained in accordance with the following formula rounded down to the nearest whole share, with such number of additional shares of Common Stock to be allocated among such holders pro rata based on the number of shares of Series G Preferred Stock held by each such holder:
X = (((Target Price - A) * 0.5) * B ÷ A)

For purposes of the foregoing formula, the following definitions shall apply:

“X” shall mean the aggregate number of additional shares of Common Stock to be issued to the Series G Preferred Stock pursuant to this Section 4.3.4(k).

“Target Price” shall mean $29.66 (as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like).

“A” shall mean the per share price offered to the public at the initial public offering of the Corporation.

“B” shall mean the number of shares of Common Stock issuable upon conversion of the outstanding shares of Series G Preferred Stock based on the then effective Conversion Price for the Series G Preferred Stock.

4.3.5.    Status of Converted Stock
In case any shares of Preferred Stock shall be converted pursuant to Section 4.3.4, the shares so converted shall be canceled and shall not be issued by the Corporation and the Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized Preferred Stock.
4.3.6. Special Approval Rights
(a)    Until the closing of an IPO or a Deemed Winding Up the Corporation shall not, without the approval (by vote or written consent, as provided by law) of the holders of at least sixty percent (60%) of the then outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series E-1 Preferred, Series E-2 Preferred, Series F Preferred and Series G Preferred (voting together as a single class and not as separate series and on an as-converted basis), take any of the following actions:
(1)    sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, or effect any other Deemed Winding Up, or permit any subsidiary to effect any of the foregoing;
(2)    authorize or issue, or obligate itself to issue, any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, the Series G Preferred with respect to dividends, liquidation, redemption or voting, other than shares authorized by this Amended and Restated Certificate of Incorporation that are not yet outstanding;
(3) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares with respect to shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or fair market value upon the occurrence of certain events, such as the termination of employment;

(4)    declare or pay any dividend or other distribution of cash, shares, or other assets;
(5)     change the authorized number of Directors of the Corporation;
(6)     form or dissolve, liquidate or wind up a subsidiary of the Corporation;
(7)     consummate, or permit any subsidiary to consummate, any agreement for the acquisition of any business through purchase of assets or purchase of stock or otherwise;
(8)     issue or undertake to issue to any person or entity shares (including Options or Convertible Securities) representing fifty percent (50%) or more of the issued and outstanding share capital of the Corporation.
(b)    Until the earlier of the closing of an IPO or a Deemed Winding Up, the Corporation shall not, without the approval of the Board of Directors, including the affirmative approval of at least two (2) of the Investor Directors, take any of the following actions:
(1) authorize or issue, or obligate itself to issue, any equity security, including without limitation, Options or Convertible Securities (including any other security convertible into or exercisable for any such equity security), other than in the ordinary course of business to officers, directors and employees of, and consultants, independent contractors and providers of services to, the Corporation or its subsidiaries pursuant to stock option plans and arrangements approved by the Board of Directors;
(2) change the authorized number of Directors of the Corporation or of any of its subsidiaries;
(3) adopt, or permit any subsidiary to adopt, any stock option plan or similar plan or amend the terms of any existing or future stock option plan of the Corporation (specifically excluding amendments to an individual’s stock option agreement in the ordinary course of business);
(4) effect, or permit any subsidiary to effect, any material change to the compensation of the Corporation’s or such subsidiary's Key Personnel (as defined below), including with respect to any options or securities granted or to be granted to such Key Personnel;
(5) transfer, pledge or effect any other disposition, or undertake to transfer, pledge or effect any other disposition, or permit any subsidiary to transfer, pledge or effect any other disposition, or undertake to transfer, pledge or effect any other disposition, of all or a material portion of the Corporation’s (or such subsidiary’s) intellectual property (including, without limitation, any patents, patent applications, licenses, trademarks, service marks, trade names, inventions, franchises, copyrights, trade secrets, information and other proprietary rights) other than in the ordinary course of business;
(6) unless approved by the Corporation’s compensation committee, appoint, dismiss or approve compensation of (or permit any subsidiary to effect the same) Key Personnel of the Corporation. The term “Key Personnel” shall mean the CEO, CFO, CTO, and COO, Executive Chairman (or other equivalent management positions regardless of the title, including in the Corporation’s subsidiaries); or
(7) effect or permit, or permit any subsidiary to effect, any material change in the nature of the Corporation’s or such subsidiary's business.
(c) So long as any of the shares of Series G Preferred remain outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the Series G Preferred, take any of the following actions:
(i) amend this Amended and Restated Certificate of Incorporation or Bylaws if such Series G Preferred would be adversely affected by such amendments in a manner different than the other then outstanding series of the Corporation’s Preferred Stock (it being understood that, without limiting the foregoing, different series of Preferred Stock shall not be affected differently because of proportional differences in the amounts of their respective issue prices or liquidation preferences that arise out of differences in the Original Issue Price for each such series);
(ii) sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, or effect any other Deemed Winding Up, or permit any subsidiary to effect any of the foregoing, in each case, unless the holders of Series G Preferred receive the payment in full of the Series G Liquidation Amount for all Series G Preferred held thereby;
(iii) declare or pay any dividend or other distribution of cash, shares, or other assets;
(iv) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares with respect to shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or fair market value upon the occurrence of certain events, such as the termination of employment; or
(v) authorize or issue, or obligate itself to issue, any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, the Series G Preferred with respect to dividends, liquidation, redemption or voting, other than shares authorized by this Amended and Restated Certificate of Incorporation that are not yet outstanding.
(d) So long as any of the shares of Series F Preferred remain outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the Series F Preferred, take any of the following actions:
(i) amend this Amended and Restated Certificate of Incorporation or Bylaws if such Series F Preferred would be adversely affected by such amendments in a manner different than the other then outstanding series of the Corporation’s Preferred Stock (it being understood that, without limiting the foregoing, different series of Preferred Stock shall not be affected differently because of proportional differences in the amounts of their respective issue prices or liquidation preferences that arise out of differences in the Original Issue Price for each such series);
(ii) sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, or effect any other Deemed Winding Up, or permit any subsidiary to effect any of the foregoing, in each case, unless the holders of Series F Preferred receive the payment in full of the Series F Liquidation Amount for all Series F Preferred held thereby;
(iii) declare or pay any dividend or other distribution of cash, shares, or other assets, redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares with respect to shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or fair market value upon the occurrence of certain events, such as the termination of employment; or
(iv) authorize or issue, or obligate itself to issue, any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, the Series F Preferred with respect to dividends, liquidation, redemption or voting, other than shares authorized by this Amended and Restated Certificate of Incorporation that are not yet outstanding.
(e) So long as any of the shares of Series E Preferred, Series E-1 Preferred or Series E-2 Preferred originally issued remain outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the Series E Preferred, Series E-1 Preferred or Series E-2 Preferred amend this Amended and Restated Certificate of Incorporation if such Series E Preferred, Series E-1 Preferred or Series E-2 Preferred would be adversely affected by such amendments in a manner different than the other then outstanding series of the Corporation’s Preferred Stock (it being understood that, without limiting the foregoing, different series of Preferred Stock shall not be affected differently because of proportional differences in the amounts of their respective issue prices or liquidation preferences that arise out of differences in the original issue price for each such series). For avoidance of any doubt, the creation or issuance of securities with rights superior to, or pari passu with, the Series E Preferred, Series E-1 Preferred or Series E-2 Preferred shall not be deemed an amendment of such rights, preferences or privileges of the Series E Preferred, Series E-1 Preferred or Series E-2 Preferred.
(f) So long as any of the shares of Series D Preferred originally issued remain outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least sixty percent (60%) of the Series D Preferred amend this Amended and Restated Certificate of Incorporation if such Series D Preferred would be adversely affected by such amendments in a manner different than the other then outstanding series of the Corporation’s Preferred Stock (it being understood that, without limiting the foregoing, different series of Preferred Stock shall not be affected differently because of proportional differences in the amounts of their respective issue prices or liquidation preferences that arise out of differences in the original issue price for each such series). For avoidance of any doubt, the creation or issuance of securities with rights superior to, or pari passu with, the Series D Preferred shall not be deemed an amendment of such rights, preferences or privileges of the Series D Preferred.
(g)    So long as any of the shares of Series C Preferred originally issued remain outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of the Series C Preferred amend this Amended and Restated Certificate of Incorporation to alter or change the rights, preferences or privileges of the shares of the Series C Preferred, if such Series C Preferred would be adversely affected by such amendment in a manner different than the other then outstanding series of the Corporation’s Preferred Stock (it being understood that, without limiting the foregoing, different series of Preferred Stock shall not be affected differently because of proportional differences in the amounts of their respective issue prices or liquidation preferences that arise out of differences in the original issue price for each such series). For avoidance of any doubt, the creation or issuance of securities with rights superior to, or pari passu with, the Series C Preferred shall not be deemed an amendment of such rights, preferences or privileges of the Series C Preferred.
(h)    So long as any of the shares of Series B Preferred originally issued remain outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of the Series B Preferred amend this Amended and Restated Certificate of Incorporation to alter or change the rights, preferences or privileges of the shares of the Series B Preferred, if such Series B Preferred would be adversely affected by such amendment in a manner different than the other then outstanding series of the Corporation’s Preferred Stock (it being understood that, without limiting the foregoing, different series of Preferred Stock shall not be affected differently because of proportional differences in the amounts of their respective issue prices or liquidation preferences that arise out of differences in the original issue price for each such series). For avoidance of any doubt, the creation or issuance of securities with rights superior to, or pari passu with, the Series B Preferred shall not be deemed an amendment of such rights, preferences or privileges of the Series B Preferred.
(i)    So long as any of the shares of Series A Preferred originally issued remain outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of the Series A Preferred, amend this Amended and Restated Certificate of Incorporation to alter or change the rights, preferences or privileges of the shares of the Series A Preferred, if such Series A Preferred would be adversely affected by such amendment in a manner different than the other then outstanding series of the Corporation’s Preferred Stock (it being understood that, without limiting the foregoing, different series of Preferred Stock shall not be affected differently because of proportional differences in the amounts of their respective issue prices or liquidation preferences that arise out of differences in the original issue price for each such series). For avoidance of any doubt, the creation or issuance of securities with rights superior to, or pari passu with, the Series A Preferred shall not be deemed an amendment of such rights, preferences or privileges of the Series A Preferred.
4.3.7.    Dividends
The holders of the Preferred Stock shall be entitled to receive, pari passu and pro rata with each other, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividends (payable other than in Common Stock or other securities of the Corporation convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation), on the Common Stock, at the rate of eight percent (8%) of the Original Issue Price of such share per annum for each share of Preferred Stock held by them, payable ratably when, as, and if declared by the Board of Directors. For the sake of clarity, any dividends that may have accrued prior to the date hereof, if any, shall be automatically and without any further action be waived in their entirety upon the filing of the this Amended and Restated Certificate of Incorporation.
Article 5.    BOARD OF DIRECTORS
5.1    General; Election.
5.1.1.    General
Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Except as otherwise provided in this Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors.
5.1.2.    Election
(a)    The Common Stock, voting as a separate class, shall be entitled to elect one (1) director of the Corporation.

(b)    The Series B Preferred, voting as a separate class and on an as-converted to Common Stock basis, shall be entitled to elect two (2) directors of the Corporation (the “B Directors”).
(c)    The Series D Preferred, voting as a separate class and on an as-converted to Common Stock basis, shall be entitled to elect one (1) director of the Corporation (the “D Director” and together with the B Directors, the “Investor Directors”).
(d)    The holders of Common Stock, Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series E-1 Preferred, Series E-2 Preferred, Series F Preferred and Series G Preferred voting together as a single class and on an as-converted to Common Stock basis, shall be entitled to elect any remaining directors of the Corporation.
(e)    Any director elected as provided in this Section 5.1.2 may be removed without cause by, and only by, the affirmative vote of a majority of the outstanding shares of the series or class of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. A vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 5.1.2.
5.1.3.    Dead Lock
In the event of a tie vote of the Board of Directors on any matter, then (i) if all Investor Directors voted in agreement on such matter, each Investor Director shall be entitled to (2) votes on such matter, and (ii) if the Investor Directors are not in agreement, then the Chairman of the Board of Directors shall be entitled to two (2) votes on such matter.
5.2    Management of Business and Affairs of the Corporation
The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
5.3    Limitation of Liability
No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 5.3 shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which Delaware General Corporation Law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.
Article 6.    BRING ALONG RIGHTS
(A) In the event that prior to an IPO stockholders holding at least sixty percent (60%) of the issued and outstanding capital stock of the Corporation (on an as converted basis) voting together as single class shall elect in writing to sell all of their shares to a third party (in this Article 6, the “Proposed Sale”, and the “Acquirer”, respectively), and such sale is also approved by the Board of Directors (including the affirmative approval of at least two (2) of the Investor Directors), then all remaining stockholders of the Corporation (“Remaining Stockholders”) shall be required, if so demanded by the agreeing stockholders, to (i) sell all of their shares in the Corporation to such Acquirer at the same price and upon the same terms and conditions as the other stockholders agreed to sell their shares to the Acquirer, with appropriate adjustments to reflect any applicable liquidation or other preferences and priorities of the Preferred Stock and notwithstanding any restrictions which may apply to the transfer of shares in the Corporation, and (ii) execute and deliver such instruments of conveyance and transfer and take such other action, including voting such equity securities in favor of any such sale, and executing any purchase agreements, merger agreements, indemnity agreements, escrow agreements or related documents, as may reasonably be required in order to carry out the terms and provisions of this Article 6. For the removal of doubt, any proceeds payable by the Acquirer to the stockholders hereunder shall be distributed in accordance with the provisions relating to Liquidation Preference as set forth herein and such a sale shall be a Deemed Winding Up.
(B) All holders of record of Preferred Stock and Common Stock shall be given written notice of the Proposed Sale and the date designated for the sale, transfer or exchange of their shares and warrants pursuant thereto (“Sale Closing”). Notice of the occurrence of the sale and the date designed for the Sale Closing will be given at least seven (7) days in advance. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the Delaware General Corporation Law, to each record holder of Preferred Stock and Common Stock. Upon receipt of such notice, each holder of shares of Preferred Stock and Common Stock shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive the consideration payable in such sale for such holder’s shares of Preferred Stock and Common Stock. On the Sale Closing, all shares of Preferred Stock and Common Stock shall be deemed to have been sold, transferred or exchanged in connection with the sale, and all rights of the holders of capital stock with respect to the Preferred Stock and Common Stock so sold, transferred or exchanged, will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive the consideration payable to such holders for their shares in the Corporation which have been sold, transferred or exchanged. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.
(C) All certificates evidencing shares of Preferred Stock and Common Stock which are required to be surrendered for sale, transfer or exchange in accordance with the provisions hereof shall, from and after the Sale Closing, be deemed to have been retired and cancelled and the shares of Preferred Stock and Common Stock represented thereby sold, transferred or exchange for the consideration payable thereupon, for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such Sale Closing.
(D) Notwithstanding the foregoing, any Remaining Stockholder who is a holder of Series G Preferred (“Series G Holder”) will not be required to comply with Article 6(A) above, with regard to shares of Series G Preferred, in connection with any Proposed Sale, unless:
(i) any representations and warranties to be made by such Series G Holder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such shares, including, but not limited to, representations and warranties that (i) the Series G Holder holds all right, title and interest in and to the shares such Series G Holder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Series G Holder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Series G Holder have been duly executed by the Series G Holder and delivered to the acquirer and are enforceable against the Series G Holder in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Series G Holder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;
(ii)    the Series G Holder shall not be liable for the inaccuracy of any representation or warranty made by any other person in connection with the Proposed Sale, other than the Corporation (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Corporation as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);
(iii)    the liability for indemnification, if any, of such Series G Holder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Corporation or its stockholders in connection with such Proposed Sale, is several and not joint with any other person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Corporation as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and subject to the provisions hereof related to the allocation of the escrow, is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Series G Holder in connection with such Proposed Sale, except in the case of fraud by such Series G Holder;
(iv)    liability shall be limited to such Series G Holder’s applicable share (determined based on the respective proceeds payable to each Stockholder in connection with such Proposed Sale in accordance with the provisions of the Restated Certificate) of a negotiated aggregate indemnification amount that applies equally to all stockholders but that in no event exceeds the amount of consideration otherwise payable to such Series G Holder in connection with such Proposed Sale, except with respect to claims related to fraud by such Series G Holder;
(v)    upon the consummation of the Proposed Sale (i) each holder of each class or series of the Corporation’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, (ii) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock as is received by other holders in respect of their shares of such same series, (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (iv) the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Deemed Winding Up (assuming for this purpose that the Proposed Sale is a Deemed Winding Up); and
(vi)    subject to clause (v) above, requiring the same form of consideration to be available to the holders of any single class or series of capital stock, if any holders of any capital stock of the Corporation are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option; provided, however, that nothing in this Article 6(D)(vi) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Corporation’s stockholders, including without limitation compliance with applicable securities laws.
Article 7.    COMPROMISE OR ARRANGEMENTS
Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.
Article 8.    PREEMPTIVE RIGHTS
The stockholders of the Corporation shall have such preemptive rights as are set forth in the Corporation’s Investors’ Rights Agreement, as may be amended from time to time.
Article 9.    AMENDMENT OF BYLAWS
In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.
Article 10.    RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION
The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 10.
Article 11.    REPURCHASE OF SHARES
In connection with repurchases by the Corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Section 500 of the California Corporations Code shall not apply in all or in part with respect to such repurchases.  In the case of any such repurchases, distributions by the Corporation may be made without regard to the “preferential dividends arrears amount” or any “preferential rights amount,” as such terms are defined in Section 500(b) of the California Corporations Code.
* * * * * * *

IN WITNESS WHEREOF, Forescout Technologies, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this 16th day of October, 2017.

By:	/s/ Michael DeCesare
	Name:	Michael DeCesare
	Title:	Chief Executive Officer